Exhibit 99.1

                   Coors Reports 2004 First Quarter Results

    GOLDEN, Colo., April 22 /PRNewswire-FirstCall/ -- Adolph Coors Company (NYSE: RKY) today announced higher consolidated net sales, net income and earnings per share for 2004, compared to the same period a year ago.
    For the 13-week quarter ended March 28, 2004, the company achieved consolidated net sales of $923.5 million, an 11.5 percent increase from 2003. First quarter 2004 sales volume totaled 7,040,000 U.S. barrels, or 8,261,160 hectoliters (HLs), a 1.8 percent increase from 2003. Consolidated first quarter 2004 net income was $4.8 million, or $0.13 per diluted share, up from $0.8 million a year earlier.
    Leo Kiely, CBC president and chief executive officer, said, "The first quarter of 2004 was a better start than last year for Coors Brewing Company. Overall, our results improved significantly against difficult operating results a year ago in both our Americas and Europe segments. Although we did not succeed in growing our Americas volumes, we did achieve progress on cost initiatives and supply-chain improvements in the U.S. In addition, we grew volume and share in the U.K. while increasing operating margins, and our Coors Light business in Canada continued its strong performance."
    Kiely added, "Our Americas segment net sales and pretax earnings in the first quarter of 2004 improved substantially from the prior year, despite a slight decline in sales volume during the quarter, and lapping of two one-time gains in early 2003 -- a $4.2 million arbitration settlement and a $3.1 million gain on a warehouse sale. In addition, the initial reaction to the introduction of our low-carb Aspen Edge brand has been positive. This new brand's impact on our first quarter results was small because the rollout began late in the quarter, but we expect Aspen Edge to be a more significant contributor to sales after we complete the brand's national rollout by early May. Further, our first quarter product supply performance improved to levels comparable to or better than they were before our supply chain system changeover last fall. Americas segment results also benefited from higher revenue per barrel, driven by favorable pricing and higher income from Canada, along with continued cost reductions in our U.S. operations. In total, we feel good about our prospects as we head into what we expect to be a very competitive summer beer season in the U.S.
    "In our Europe segment, beer volumes, net sales and pretax income all grew in the quarter. Results in the segment were driven by increased owned-brand volume and solid margin performance in both our on-trade and off-trade businesses. These positive factors were partially offset by increased overhead expenses and lapping of the last of our transitional service arrangements income in the first quarter of last year. Our start to the year in the U.K. is very encouraging, though it is important to note that the first quarter is the smallest profit quarter of the year in this segment. Performance in both the summer and holiday seasons will be key to our success this year in the Europe segment.
    "Looking ahead, we will continue to focus on growing our big brands in our priority markets, innovating and generating news around our portfolio of brands, strengthening our retail execution, and making more progress lowering costs -- the strategies that we believe are fundamental to winning in the beer business on both sides of the Atlantic."

    Americas Segment Results
    Americas segment net sales increased 2.5 percent compared to the first quarter 2003. First quarter 2004 sales volume totaled 4,896,000 million U.S. barrels (5,745,260 HLs), a 0.2 percent decrease from 2003. Americas distributor sales-to-retail declined about 1.4 percent. Excluding sales to the Caribbean and Asia, U.S. distributor sales-to-retail decreased approximately 0.6 percent in the first quarter, compared to 2003. Americas segment pretax earnings were $31.5 million, up 18.1 percent from a year earlier.
    The company's business in Canada achieved pretax earnings of $12.5 million in the first quarter 2004, up 56.4 percent from 2003, driven by high-single-digit volume growth, increased beer pricing, and a 12.7 percent appreciation in the Canadian dollar versus the U.S. dollar.

    Europe Segment Results
    In the first quarter 2004, the Europe segment net sales increased
27.3 percent from the first quarter of 2003 to $383.7 million. First quarter 2004 sales volume of owned and licensed beverage brands totaled 2,144,000 U.S. barrels (2,515,900 HLs), up 6.5 percent from a year ago. Europe segment pretax earnings were $6.2 million, up from $0.7 million in the first quarter 2003, boosted in part by a 14.6 percent appreciation of the British Pound against the U.S. dollar. Europe segment volumes during the quarter benefited modestly from retailer load-in prior to an excise tax increase in the U.K. that took effect in March.
    This year, Coors began consolidating its U.S. container joint ventures and its U.K. venture with Grolsch under a new U.S. accounting standard, FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," -- known as FIN46. In the first quarter, the new accounting standard reduced consolidated net income by $0.6 million and diluted earnings per share by $0.02.

    The implementation of FIN46 also reallocated items within the company's income statement. Specifically, the new accounting standard:

     * resulted in a new line item on the company's income statement, called Minority Interest, which amounted to $2.5 million and represents the company's minority owners' share of joint venture income now consolidated and included in Coors' operating results,

     *  decreased Americas segment cost of goods sold by $2.8 million

     * reduced Europe segment cost of goods sold by $4.9 million; increased Europe segment marketing, general and administrative expenses by $3.4 million; and increased the segment's other expenses by $0.9 million; and

     *  increased corporate interest expense by $0.9 million.

    Adolph Coors Company will conduct a conference call with financial analysts and investors at noon Eastern Time today to discuss the company's first quarter financial results. A live webcast of the conference call will be accessible via the company's website, www.coors.com, in the "Invest In Us" area of the site. An online replay of the conference call webcast will be available within two hours following the live webcast until 11:59 p.m. Eastern Time on May 22, 2004.

    Forward-Looking Statements
    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "looking ahead," "anticipates," "estimates" and other terms with similar meaning. It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their review. Subsequent events may occur or additional information may arise that could have an effect on the final quarterly financial information. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the implementation of our new supply chain process; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.



                               ADOLPH COORS COMPANY
                       SUMMARY OF OPERATIONS - CONSOLIDATED
                                 1st QUARTER 2004
                                   (Unaudited)

                                                    Thirteen Weeks Ended
                                                   March 28,      March 30,
    (In thousands, except per share data)           2004           2003

    Barrels of beer and other beverages sold           7,040          6,918

    Sales - domestic and international            $1,234,688     $1,100,855
    Beer excise taxes                               (311,177)      (272,714)
    Net sales                                        923,511        828,141

    Costs and expenses:
      Cost of goods sold                            (611,744)      (559,474)
        Gross profit                                 311,767        268,667

      Marketing, general and administrative         (283,777)      (254,310)
    Operating income                                  27,990         14,357

      Other (expense) income - net                    (1,373)         3,384
      Interest expense - net                         (15,538)       (16,481)

    Income before income taxes                        11,079          1,260
    Income tax expense                                (3,733)          (454)
    Income before minority interest                    7,346            806
    Minority interest (1)                             (2,506)            --
    Net income                                        $4,840           $806

    Net income per share (basic)                       $0.13          $0.02
    Net income per share (diluted)                     $0.13          $0.02

    Weighted average number of
     shares o/s (basic)                               36,664         36,317
    Weighted average number of
     shares o/s (diluted)                             37,277         36,558

    Cash dividends declared per share                 $0.205         $0.205


    (1) Minority interest is the minority owners' share of income generated in 2004 by the Rocky Mountain Bottle Company (RMBC), Rocky Mountain Metal Container (RMMC), and Grolsch NV (Grolsch) joint ventures.



                               ADOLPH COORS COMPANY
                         SUMMARY OF OPERATIONS - AMERICAs
                                 1st QUARTER 2004
                                   (Unaudited)

                                                    Thirteen Weeks Ended
                                                   March 28,      March 30,
    (In thousands)                                   2004          2003

    Barrels of beer and other beverages sold           4,896          4,905

    Sales - domestic and international              $628,314       $615,525
    Beer excise taxes                                (88,521)       (88,769)
    Net sales                                        539,793        526,756

    Costs and expenses:
      Cost of goods sold                            (334,485)      (337,590)
        Gross profit                                 205,308        189,166

      Marketing, general and administrative         (175,029)      (165,139)
    Operating income                                  30,279         24,027

      Other income - net                               1,244          2,662
      Interest expense - net                              --             --
    Earnings before income taxes (1)                 $31,523        $26,689


    (1) Earnings before income taxes in 2004 includes $2,401 of the minority owners' share of income attributable to the RMBC and RMMC joint ventures.



                               ADOLPH COORS COMPANY
                          SUMMARY OF OPERATIONS - EUROPE
                                 1st QUARTER 2004
                                   (Unaudited)

                                                     Thirteen Weeks Ended
                                                   March 28,     March 30,
    (In thousands)                                    2004         2003

    Barrels of beer and other beverages sold           2,144          2,013

    Sales - domestic and international              $606,374       $485,330
    Beer excise taxes                               (222,656)      (183,945)
    Net sales                                        383,718        301,385

    Costs and expenses:
      Cost of goods sold                            (277,259)      (221,884)
        Gross profit                                 106,459         79,501

      Marketing, general and administrative         (102,019)       (83,945)
    Operating income (loss)                            4,440         (4,444)

      Other (expense) income - net                    (2,514)           805
      Interest income - net                            4,228          4,365
    Earnings before income taxes (1)                  $6,154           $726


    (1) Earnings before income taxes in 2004 includes $545 of the minority owner's share of income attributable to the Grolsch joint venture.



                               ADOLPH COORS COMPANY
                        SUMMARY OF OPERATIONS - CORPORATE
                                 1st QUARTER 2004
                                   (Unaudited)

                                                    Thirteen Weeks Ended
                                                   March 28,      March 30,
    (In thousands)                                    2004           2003

    Barrels of beer and other beverages sold              --             --

    Sales - domestic and international                   $--            $--
    Beer excise taxes                                     --             --
    Net sales                                             --             --

    Costs and expenses:
      Cost of goods sold                                  --             --
        Gross profit                                      --             --

      Marketing, general and administrative           (6,729)        (5,226)
    Operating loss                                    (6,729)        (5,226)

      Other expense - net                               (103)           (83)
      Interest expense - net                         (19,766)       (20,846)
    Loss before income taxes (1)                    $(26,598)      $(26,155)


    (1) Loss before income taxes in 2004 includes $440 of the minority owner's share of interest expense attributable to debt obligations of the RMMC joint venture.


SOURCE  Adolph Coors Company
    -0-                             04/22/2004
    /CONTACT: News Media, Laura Sankey, +1-303-277-5035, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Investor Relations, Kevin Caulfield, +1-303-277-6894, all of Adolph Coors Company/
    /Web site:  http://www.coors.com /
    (RKY)

CO:  Adolph Coors Company; Coors Brewing Company
ST:  Colorado
IN:  FOD REA
SU:  ERN CCA